Ex. 16.1


                    [Kenny H. Lee CPA Group Inc. Letterhead]


November 21, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   PowerHouse Technologies Group, Inc.
      Commission File No. 333-5278-NY

Ladies and Gentlemen:

We have read Item 4 of PowerHouse Technologies Group, Inc.'s Form 8-K dated November 21, 2003, and we agree with such statements, and therefore, during the fiscal years ended March 31, 2003 and 2002, and the subsequent interim period to the date hereof, PowerHouse Technologies, Inc. did not consult Hein regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,


/s/ Kenny H. Lee
----------------------------
Kenny H. Lee CPA Group, Inc.